Exhibit 10.17

AMERIPRISE FINANCIAL SENIOR EXECUTIVE SEVERANCE PLAN

As Amended and Restated Effective January 1, 2012

AMERIPRISE FINANCIAL SENIOR EXECUTIVE SEVERANCE PLAN

INTRODUCTION

The Board of Directors of Ameriprise Financial, Inc. established the Ameriprise Financial Senior Executive Severance Plan (hereinafter referred to as the “Plan”), effective as of September 30, 2005, to provide for severance benefits for certain eligible senior executives of Ameriprise Financial, Inc. whose employment is terminated under certain conditions. Severance benefits under the Plan are to be provided to such eligible executives in exchange for a signed agreement that includes a release of all claims.  The Plan has been amended from time to time in the past, and is now amended and restated as set forth herein effective as of January 1, 2012.

ARTICLE ONE
DEFINITIONS

1.1                               “Affiliated Company” means any corporation which is a member of a controlled group of corporations (determined in accordance with Section 4l4(b) of the Code) of which the Company is a member and any other trade or business (whether or not incorporated) which is controlled by, or under common control (determined in accordance with Section 4l4(c) of the Code) with the Company.

1.2                               “Annual Cash Award” means, with respect to an Employee, the award, if any, under the applicable annual incentive cash award plan, program or arrangement that such Employee is participating in for the year in which such Employee undergoes a Termination of Employment.

1.3                               “Base Salary” means the regular basic cash remuneration before deductions for taxes and other items withheld, payable to an Employee for services rendered to the Company, but not including pay for bonuses, incentive compensation, special pay, awards or commissions.

1.4                               “Board of Directors” means the board of directors of the Company.

1.5                               “Bonus” means the average annual cash incentives paid to an Employee in the last three years, excluding the year of the Employee’s Termination of Employment, over and above Base Salary earned and paid in cash or otherwise, under any executive bonus or sales incentive plan or other incentive program of the Company.

1.6                               “Change in Control” has the meaning set forth in the Ameriprise Financial 2005 Incentive Compensation Plan, as amended; provided that, notwithstanding anything to the contrary therein, a Change in Control shall not be deemed to occur under the Plan as a result of any event or transaction to the extent that treating such event or transaction as a Change in Control would cause any tax to become due under Section 409A.

1.7                               “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

1.8                               “Committee” means the Compensation and Benefits Committee of the Board of Directors or any committee established and appointed by the Board of Directors or by a committee of the Board of Directors, or any successor committee appointed by the Board of Directors to administer the Plan.

1.9                               “Company” means Ameriprise Financial, Inc., a Delaware corporation, its successors and assigns.

1.10                       “Comparable Position” means a job with the Company, an Affiliated Company or successor company at the same or higher Total Cash Compensation as an

Employee’s current job and at a work location within reasonable commuting distance from an Employee’s home, as determined by the Company (or, in the event of a claim for Plan benefits disputing the characterization of a position as “Comparable,” the Committee). For Employees in a qualifying international expatriate program adopted by the Company, “Comparable Position” means a job with the Company, an Affiliated Company or successor company at the same or higher Total Cash Compensation as an Employee’s current job and at a work location in the Employee’s country of assignment, home country or career base country.

1.11                        “Constructive Termination” means resignation or other Termination of Employment by an Employee from the Company as a result of one or more of the following without the Employee’s written consent within two (2) years after a Change in Control (each of the following, a “Good Reason”):

(a)           any reduction in the Employee’s overall total compensation opportunity, including, but not limited to, base salary, annual cash incentive opportunity and long term incentive opportunity, in each case from that in effect immediately prior to the Change in Control;

(b)           the Company’s requirement that the Employee be based more than thirty-five (35) miles from the Employee’s primary residence and more than fifty (50) miles from the location at which the Employee was based immediately prior to the Change in Control; or

(c)           a significant reduction in the Employee’s position, title, duties, or responsibilities from those in effect immediately prior to the Change in Control.

The Employee shall notify the Company within ninety (90) days after the occurrence of an event giving rise to a Good Reason and the Company shall have thirty (30) days to remedy the condition, and if remedied by the Company within such thirty- (30-) day period, no Good Reason shall exist on account of the remedied event. A “Constructive Termination” is intended to qualify as an involuntary separation from service for purposes of Section 409A, and this definition of “Constructive Termination” shall be administered and interpreted consistent with such intention.

1.12                        “Defined Termination” means a Termination of Employment of an Employee within two (2) years after a Change in Control that occurs as a result of either:

(a)           an Involuntary Termination; or

(b)           a Constructive Termination.

1.13                        “Disability” has the meaning set forth in Section 409A.

1.14                        “Employee” means a member of the Company’s executive leadership team, as defined by the Committee, who is paid through the payroll function of the

Company (as opposed to the accounts payable function of the Company) and holds a position that is identified on a Schedule A to the Plan, as such schedule may be amended from time to time.

1.15                        “ERISA” means the Employee Retirement Income Security Act of l974, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

1.16                        “Good Cause” means a discontinuance of an Employee’s employment by the Company upon one of the following:

(a)           an Employee’s Willful and continued failure to adequately perform substantially all of the Employee’s duties with the Company;

(b)           an Employee’s Willful engagement in conduct which is demonstrably and materially injurious to the Company or an affiliate thereof, monetarily or otherwise; or

(c)           an Employee’s conviction of, or entering a plea of guilty or nolo contendere to (i) a felony or (ii) any misdemeanor that disqualifies an Employee from employment with the Company.

1.17                        “Involuntary Termination” means any involuntary Termination of Employment by the Company for reasons other than Good Cause within two (2) years after a Change in Control.

1.18                        “Leave of Absence” means the period during which an Employee is absent from work pursuant to a leave of absence granted by the Company, and a Leave of Absence shall not constitute a Termination of Employment.

1.19                        “Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.

1.20                        “Plan” means the Ameriprise Financial Senior Executive Severance Plan, as set forth herein and as hereafter amended from time to time.

1.21                        “Pro-Rata Annual Cash Award” means a pro rata payment of the Annual Cash Award for any calendar year for which an Employee would have been eligible for an Annual Cash Award but for the Employee’s Termination of Employment during such calendar year that resulted in the Employee’s eligibility for benefits under this Plan. The Pro-Rata Annual Cash Award will be equal to the actual Annual Cash Award that would have been paid to such Employee (based on the actual performance of the Company for the year of termination) but for his Termination of Employment, multiplied by a fraction, the numerator of which is the number of months of employment during the calendar year, and the denominator of which is twelve. For purposes of determining the number of months of employment during any calendar year, an Employee will be given credit for a month only if the Employee is employed by the Company on the last business day of such month.

1.22                        “Retirement” means a Termination of Employment that qualifies as a normal or deferred retirement as defined in and meeting the terms and conditions of the Ameriprise Financial Retirement Plan, as amended, or any successor plan thereto.

1.23                        “Section 409A” means Section 409A of the Code, and the Treasury Regulations promulgated and other official guidance issued thereunder.

1.24                        “Separation Period” means the period of time over which an Employee receives severance benefits under the Plan in biweekly or other installment payments.

1.25                        “Termination of Employment” means the date on which an Employee undergoes a “separation from service” from the Company, as defined under Section 409A, and as determined in accordance with the Company’s Policy Regarding Section 409A Compliance.

1.26                        “Total Cash Compensation” means an Employee’s Base Salary and any Bonus.

1.27                        “Willful” means that an act or failure to act on an Employee’s part is done, or omitted to be done, by the Employee in a manner that is not in good faith, and that is without reasonable belief that such action or omission was in the best interests of the Company.

1.28                        The masculine pronoun shall be construed to mean the feminine and the singular shall be construed to mean the plural, wherever appropriate herein.

1.29                        Headings in this document are for identification purposes only and do not constitute a part of the Plan.

ARTICLE TWO
ELIGIBILITY TO RECEIVE BENEFITS

2.1                               Eligibility to Receive Benefits. Each Employee shall be eligible to receive benefits under the Plan in the event such Employee undergoes a Termination of Employment from the Company for one of the following reasons:

2.1.1                     Reduction in force;

2.1.2                     Position elimination;

2.1.3                     Office closing;

2.1.4                     Mutually satisfactory resignation;

2.1.5                     Relocation of an Employee’s current position that does not meet the definition of Comparable Position; or

2.1.6                     Defined Termination, as defined in Section 1.12, (applicable only within two (2) years after a Change in Control), and notwithstanding any provision of Section 2.3.

2.2                               Limitations on Eligibility.

2.2.1                     An Employee’s resignation only qualifies as a “mutually satisfactory resignation” for purposes of Section 2.1.4 if the Company would have terminated the Employee’s services if the Employee did not voluntarily resign, and the Employee was aware of that fact. A “mutually satisfactory resignation” is intended to qualify as an involuntary separation from service for purposes of Section 409A, and this definition of “mutually satisfactory resignation” shall be administered and interpreted consistent with such intention.

2.2.2                     In the event an Employee who is otherwise eligible to receive benefits under the Plan is offered a Comparable Position (whether the position is accepted or rejected by the Employee), he will not be eligible to receive benefits under the Plan. In addition, an Employee is not eligible to receive benefits under the Plan if the Employee accepts any position in the Company, an Affiliated Company or successor company (regardless of whether it is a Comparable Position). An Employee who is offered or placed on a temporary layoff status (often referred to as a furlough) with reduced or no pay for a period of less than six (6) months during which time the Employee continues to participate in certain benefit plans as determined by the Company is not eligible to receive benefits under the Plan.

2.3                               Ineligibility to Receive Benefits. An Employee is ineligible to receive benefits under the Plan in the event such Employee undergoes a Termination of Employment from the Company for a reason other than those enumerated in Section 2.1 above, including, but not limited to, the following:

2.3.1                     Voluntary resignation;

2.3.2                     Failure to report for work;

2.3.3                     Failure to return from leave;

2.3.4                     Return from a Leave of Absence which extends beyond the policy reinstatement period, if applicable, and no position is available;

2.3.5                     Excessive absenteeism or lateness;

2.3.6                     Merger, acquisition, sale, transfer, outsourcing or reorganization of all or part of the Employing Company that does not constitute a Change in Control where either (i) a Comparable Position is offered with, or (ii) the Employee accepts any position (regardless of whether it is a Comparable Position) with, a successor company, whether affiliated or unaffiliated with the Employing Company, including an outside contractor, and whether or not the successor company participates in the Plan;

2.3.7                     Violation of a policy or procedure of the Company, insubordination, unwillingness to perform the duties of a position, or other misconduct;

2.3.8                     Retirement, including the acceptance of any Company sponsored retirement incentive; provided, however, that in the event an Employee is otherwise eligible for a severance pay benefit in accordance with Section 2.1 above and also eligible for Retirement, the Employee shall be eligible to receive benefits under the Plan in accordance with Article Three below;

2.3.9                     Death; or

2.3.10              Disability.

ARTICLE THREE
AMOUNT OF BENEFITS

3.1                               Severance Benefits. The formula for determining an Employee’s severance benefit payment shall be calculated by first adding together: (i) the Employee’s annual Base Salary in effect immediately prior to the date of Termination of Employment (or if the Employee undergoes a Termination of Employment pursuant to Section 1.11(a), the Employee’s annual Base Salary that was in effect immediately before such reduction in Base Salary); and (ii) the Employee’s Bonus. The sum of subsections (i) and (ii) above shall then be divided by fifty-two (52) to calculate the weekly severance benefit. The amount of the total severance benefit to which an Employee may be entitled is set out in Schedule A to the Plan.

3.2                               Special Retirement Program Contributions. An Employee eligible for benefits under the Plan due to a Defined Termination shall, in addition to the benefits provided above in Section 3.1, receive the value of Company contributions that would have been made to the Ameriprise Financial Retirement Plan, Ameriprise Financial 401(k) Plan, Ameriprise Financial Supplemental Retirement Plan or other similar plans adopted by the Company, for the period during which the Employee is receiving weekly severance payments under this Plan. Effective on the date of the Defined Termination, this amount will be credited to the Employee’s book reserve account in the Ameriprise Financial Supplemental Retirement Plan, consistent with the terms of such plan, and paid in accordance with the terms of such plan.

3.3                               Limitations on Amount of Severance Benefits. Severance benefits payable under the Plan shall be inclusive of and offset by any other severance, redundancy or termination payment made by the Company to an Employee, including, but not limited to, any amounts paid pursuant to federal, state, local or foreign government worker notification (e.g., Worker Adjustment and Retraining Notification Act) or office closing requirements, any amounts owed the Employee pursuant to a contract with the Company (unless the contract specifically provides otherwise) and amounts paid to an Employee placed in a temporary layoff status (often referred to as a furlough) which immediately precedes the commencement of the severance payments.

3.4                               Pro-Rata Cash Award. In addition to the severance benefit under Section 3.1 above, such Employee shall be entitled to a Pro-Rata Annual Cash Award.

3.5                               Reemployment. In the event an Employee is reemployed by the Company or an Affiliated Company within the period covered by the schedule of severance benefits in Section 3.1 above, the severance benefits, if any, that are in excess of the number of weeks between the Termination of Employment and the rehire date shall be repaid by the Employee or withheld by the Company, as the case may be;

and any benefits withheld or repaid shall be forfeited by the terminating Employee.

3.6                               Withholding Tax. The Company shall deduct from the amount of any payment pursuant to the Plan, any amount required to be withheld by the Company by reason of any law or regulation, for the payment of taxes or otherwise to any federal, state, local or foreign government. In determining the amount of any applicable tax, the Company shall be entitled to rely on the number of personal exemptions on the official form(s) filed by the Employee with the Company for purposes of income tax withholding on regular wages.

3.7                               Requirement of Signed Agreement. Receipt of severance benefits under the Plan is conditioned upon the Employee signing and not revoking an agreement with the Company in a form satisfactory to the Company and in accordance with the requirements of applicable law (the “Agreement”). The Agreement must include a release of claims and may include whatever other terms the Company deems appropriate, including restrictive covenants. If the terms of the Agreement are found to be legally unenforceable, the Employee must return any severance benefits paid pursuant to Sections 3.1 and 3.2 of the Plan plus the value of any long term incentive awards which vested during the Separation Period; provided, however, that in the event the Employee has a Defined Termination, such restrictive covenants shall: (a) be reasonable under the applicable facts and circumstances; (b) include the following (i) non-solicitation of customers and employees; (ii) confidentiality of business data; (iii) full release of claims; and (iv) non-denigration of the Company and its Affiliated Companies, and their officers, directors and agents and (c) not include any non-competition limitations. Notwithstanding anything herein to the contrary, the Company shall, for a period of two (2) years and one (1) day following a Change in Control, be prohibited from entering into any agreement with an Employee, which contains a more expansive Competitor List (as provided in Paragraph 2 of the Consent to the Application of Forfeiture and Detrimental Conduct Provisions to Long-Term Incentive Awards relating to awards issued under the Ameriprise Financial 2005 Incentive Compensation Plan) than that which was in effect for such Employee immediately prior to the date of such Change in Control. If an Employee has already signed an Agreement as required by this Section 3.7 prior to the date of a Change in Control, the Employee is not eligible to receive any benefits that would otherwise be triggered by a Change in Control.

3.8                               Excise Tax.

(a)           This Section 3.8 shall apply in the event of a Change in Control, as defined in Section 1.6 hereof.

(b)           In the event that any payment or benefit received or to be received by an Employee from the Company or any Affiliated Company in connection with a Change in Control or such Employee’s Termination of Employment (such payments and benefits, hereinafter referred to collectively as the “Payments”), is or will be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then the Payments shall be reduced to the extent necessary so no portion of the Payments is subject to the Excise Tax, but only if the net amount of all Payments, after reduction (including subtraction of the net amount of federal, state, and local income and employment taxes on the reduced Payments) is greater than or equal to the net amount of the original Payments before reduction (but after subtracting the net amount of federal, state, local income and employment taxes on such Payments, as well as the amount of Excise Tax to which the Employee would be subject on the amount of the unreduced Payments). For purposes of making the reduction of amounts payable under this Section, such amounts will be reduced in compliance with the requirements of Section 409A and in the following order: (1) any cash compensation under Section 3.1; (2) any Special Retirement Program Contributions under Section 3.2; and (3) any health or welfare benefits under Section 4.1.4.  Reductions of such amounts will take place in the chronological order with respect to which such amounts would be paid from the date of the Employee’s Termination of Employment.

(c)           For purposes of determining whether the Payments will be subject to the Excise Tax and the amount of such Excise Tax: (i) all payments and benefits received or to be received by an Employee in connection with such Change in Control or such Employee’s Termination of Employment (whether pursuant to the terms of the Plan or any other plan, arrangement or agreement with the Company, any Affiliated Company or any Person (as such term is defined in Section 1.19) whose actions result in such Change in Control of the Company shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor, or if that firm refuses to serve, by another qualified firm, whether or not serving as independent auditors, designated by the Committee (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code; (ii) no portion of the Payments the receipt or enjoyment of which the Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (iii) all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of the Auditor, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the Base Amount (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; and (iv) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code and regulations or other guidance thereunder.  The Auditor will be paid reasonable compensation by the Company for its services.

(d)           For purposes of determining whether any Payments shall be reduced, the Employee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation (and state and local income taxes at the highest marginal rate of taxation in the state and locality of such Employee’s residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes) in the calendar year in which the Excise Tax is incurred.

(e)           As soon as practicable following a Change in Control, but in no event later than 30 days thereafter, the Company shall provide to each Employee, a written statement setting forth the manner in which the Payments with respect to such Employee were calculated and the basis for such calculations, including, without limitation, any opinions or other advice the Company has received from the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

ARTICLE FOUR
METHOD OF PAYMENT

4.1                               Payment.

4.1.1                     No severance benefits shall be paid to the Employee during the six-month period following his or her Termination of Employment.

4.1.2                     The amount the Employee would have received during the six-month period following the Employee’s Termination of Employment had the severance benefits been paid in biweekly installments during such six-month period shall be paid to the Employee in a lump sum on the first payroll date immediately following the first day of the seventh month following the Employee’s Termination of Employment.

4.1.3                     The balance of the severance benefits to be paid for the remainder of the Separation Period following the expiration of the six-month period shall be paid in biweekly installments, commencing with the first payroll period immediately following the expiration of the six-month period.

4.1.4                     Notwithstanding anything in the Plan to the contrary, if the Employee undergoes a Termination of Employment within two (2) years following a Change in Control and if the Employee receives lump-sum severance pursuant to the Plan, to the extent permitted under Section 409A, the Employee shall continue to be eligible to receive benefits under the Company’s medical and dental plans for a number of weeks equal to the number of weekly severance benefit payments determined pursuant to Section 3.1 above (including any resolution referred to therein), such benefits to be substantially identical to the benefits provided to other employees who remain in active employment status on substantially the same terms and conditions as apply to such active employees (including without limitation, any requirement that the Employee pay premiums or other similar costs).

4.2                               Inactive Employment Status. During the Separation Period (where severance benefits are paid in biweekly or other installments) the Employee receiving such payments generally will remain in an inactive employment status until receipt of such payments is completed, at which time such inactive status will be terminated. During the Separation Period, certain other employee benefits may be continued to the extent permitted under Section 409A and the terms of the governing plan documents, payment for which shall be deducted from such severance payments in accordance with the Employee’s previously elected benefit coverage. During the Separation Period, the Company reserves the right to continue other programs such as the Ameriprise Financial 2005 Incentive Compensation Plan and the Perquisite Program in accordance with its policies, which may be changed or terminated from time to time. Nothing in this section shall create a contract to provide such benefits or entitle any person to benefits not provided pursuant to the terms of the relevant plan.

4.3                               Death. In the event an Employee dies before full receipt of severance benefits payable under the Plan, the remaining severance benefits will be paid to the legal representative of such Employee’s estate in a lump sum within 90 days of the date of the Employee’s death, or such later date as is permissible under Section 409A.

4.4                               Payment of Pro-Rata Annual Cash Award.  The Pro-Rata Annual Cash Award shall be paid when Annual Cash Awards are generally paid to the Company’s executives for the year that the Termination of Employment occurred, but in no event later than March 15th of the year following the year in which the Annual Cash Award was earned.

ARTICLE FIVE
ADMINISTRATION OF THE PLAN

5.1                               Powers of the Company. The Company shall have such powers, authorities and discretion as are necessary or appropriate in order to carry out its duties under the Plan, including, but not limited to, the power:

5.1.1                     To obtain such information as it shall deem necessary or appropriate in order to carry out its duties under the Plan;

5.1.2                     To make determinations with respect to the grounds for Termination of Employment of any Employee; and

5.1.3                     To establish and maintain necessary records.

5.2                               Company Authority. Nothing contained in the Plan shall be deemed to qualify, limit or alter in any manner the Company’s sole and complete authority and discretion to establish, regulate, determine or modify at any time, the terms and conditions of employment, including, but not limited to, levels of employment, hours of work, the extent of hiring and employment termination, when and where work shall be done, marketing of its products, or any other matter related to the conduct of its business or the manner in which its business is to be maintained or carried on, in the same manner and to the same extent as if the Plan were not in existence.

5.3                               Committee Duties and Powers. The Committee shall be responsible for the general administration and interpretation of the Plan and the proper execution of its provisions and shall have full discretion to carry out its duties.  The Committee shall be the “Administrator” of the Plan and shall be, in its capacity as Administrator, a “Named Fiduciary,” as such terms are defined or used in ERISA. For the purposes of carrying out its duties as Administrator, the Committee may, in its sole discretion, allocate its responsibilities under the Plan among its members, and may, in its sole discretion, designate persons other than members of the Committee to carry out such of its responsibilities under the Plan as it may deem fit. In addition to the powers of the Committee specified elsewhere in the Plan, the Committee shall have all discretionary powers necessary to discharge its duties under the Plan, including, but not limited to, the following discretionary powers and duties:

5.3.1                     To interpret or construe the Plan, and resolve ambiguities, inconsistencies and omissions;

5.3.2                     To make and enforce such rules and regulations and prescribe the use of such forms as it deems necessary or appropriate for the efficient administration of the Plan; and

5.3.3                     To decide all questions on appeal concerning the Plan and the eligibility of any person to receive benefits under the Plan.

5.4                               Determinations. The determination of the Committee as to any question involving the general administration and interpretation or construction of the Plan (including a determination with respect to the outcome of a claim for benefits) shall be within its sole discretion and shall be final, conclusive and binding on all persons, except as otherwise provided herein or by law.

5.5                               Claims Procedures.

5.5.1                     Presentation of Claim.  Within thirty (30) days from the date of an Employee’s Termination of Employment, the Company shall furnish such Employee either an agreement offering severance benefits under the Plan or notice of such Employee’s ineligibility for or denial of severance benefits, either in whole or in part.

Any Employee or the beneficiary of a deceased Employee (such Employee or Employee’s beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts payable to such Claimant pursuant to the Plan.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant.  The claim must state with particularity the determination desired by the Claimant.  All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred.  In the case of a claim for benefits by a Claimant who was not provided with a notice, the 180 day period is measured from the 30th day after Termination of Employment. The claim must state with particularity the determination desired by the Claimant.

5.5.2                     Notification of Decision.  The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing within 90 days after the Committee’s receipt of the claim, unless special circumstances require an extension of time for processing the claim.  The notice shall state:  (a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or (b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:  (i) the specific reason(s) for the denial of the claim, or any part of it; (ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and (iv) an explanation of the claim review procedure set forth in Section 5.5.3 and a statement of the

Claimant’s right to bring a civil action under Section 502(a) of ERISA if the claim is denied upon review.

If an extension is required, written notice of the extension shall be furnished by the Committee to the Claimant within the initial 90-day period and in no event shall such an extension exceed a period of 90 days from the end of the initial 90-day period. Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Committee expects to render a decision on the claim.

5.5.3                     Review of a Denied Claim.  Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.  In connection with the review, the Claimant (or the Claimant’s duly authorized representative):  (a) may review pertinent documents; (b) may submit written comments or other documents; and/or (c) may request a hearing, which the Committee, in its sole discretion, may grant.

5.5.4                     Decision on Review.  The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date.  Such decision must be written in a manner calculated to be understood by the Claimant, and it must: (a) state the specific reasons for the decision; (b) provide specific reference(s) to the pertinent Plan provisions upon which the decision was based; (c) inform the Claimant that he or she is entitled, upon request and free of charge, reasonable access to, and copies of, relevant documents and other relevant information, and (d) inform the Claimant of his or her right to bring suit under Section 502(a) of ERISA now that his or her claim has been denied on appeal.  All decisions on review shall be final and binding with respect to all concerned parties.

ARTICLE SIX
ADOPTING COMPANIES AND PLAN MERGERS

6.1                               Adopting Companies. Any corporation which succeeds to the business and assets of the Company or any part of its operations, may by appropriate resolution adopt the Plan and shall thereupon succeed to such rights and assume such obligations hereunder as the Company and said corporation shall have agreed upon in writing.

ARTICLE SEVEN
AMENDMENT AND TERMINATION

7.1                               Right to Amend or Terminate. The Company reserves the right, by action of the Board of Directors or the Committee, to amend or terminate the Plan in whole or in part at any time and from time to time, and any amendment or effective date of termination may be given retroactive effect; provided, however, that the Plan may not be amended or terminated if such amendment or termination would cause the Plan to fail to comply with, or cause an Employee to be subject to tax under, the provisions of Section 409A.  The foregoing sentence to the contrary notwithstanding, for a period of two (2) years and one (1) day after the date of an occurrence of a Change in Control, neither the Board of Directors nor the Committee may terminate the Plan or amend the Plan in a manner that is detrimental to the rights of any Employee receiving severance benefits under the Plan without his or her written consent.

7.2                               Limitation on Benefits. In the event the Company terminates the Plan as provided in this Article Seven, no Employee shall be entitled to receive benefits hereunder for employment either before or after such action.

ARTICLE EIGHT
FINANCIAL PROVISIONS

8.1                               Funding. All severance benefits payable under the Plan shall be payable and provided for solely from the general assets of the Company in accordance with the Plan, at the time such severance benefits are payable, unless otherwise determined by the Company. The Company shall not establish any special or separate fund or make any other segregation of assets to assure the payment of any severance benefits under the Plan.

ARTICLE NINE
LIABILITY AND INDEMNIFICATION

9.1                               Standard of Conduct. To the extent permitted by ERISA and other applicable law, no member of the Committee (which term, as used in this Article Nine, shall include any employee of the Company designated to carry out any responsibility of the Committee pursuant to Section 5.3 above) shall be liable for anything done or omitted to be done by him in connection with the Plan, unless the member failed to act (i) in good faith and (ii) for a purpose which such member reasonably believed to be in accordance with the intent of the Plan. The Company hereby indemnifies each person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, or against whom any claim or demand is made, by reason of the fact that he, his testator or intestate, was or is a member of the Committee, against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney’s fees) actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, or as a result of such claim or demand, if such member of the Committee acted in good faith for a purpose which he reasonably believed to be in accordance with the intent of the Plan and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. Any reimbursements shall be paid to a member of the Committee in accordance with the Company’s Policy Regarding Section 409A Compliance.

9.2                               Presumption of Good Faith. The termination of any such civil or criminal action or proceeding or the disposition of any such claim or demand, by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such member of the Committee did not act (i) in good faith and (ii) for a purpose which he reasonably believed to be in accordance with the intent of the Plan.

9.3                               Successful Defense. A person who has been wholly successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding or claim or demand of the character described in Section 9.1 above shall be entitled to indemnification as authorized in such Section 9.1.

9.4                               Unsuccessful Defense. Except as provided in Section 9.3 above, any indemnification under Sections 9.1 and 9.2 above, unless ordered by a court of competent jurisdiction, shall be made by the Company only if authorized in the specific case:

9.4.1                     By the Board of Directors acting by a quorum consisting of directors who are not parties to such action, proceeding, claim or demand, upon a finding that the member of the Committee has met the standard of conduct set forth in Section 9.1 above; or

9.4.2                     If a quorum under Section 9.4.1 above is not obtainable with due diligence:

(a)           By the Board of Directors upon the opinion in writing of independent legal counsel (who may be counsel to the Company) that indemnification is proper in the circumstances because the standard of conduct set forth in Section 9.1 above has been met by such member of the Committee; or

(b)           By the shareholders of the Company upon a finding that the member of the Committee has met the standard of conduct set forth in such Section 9.1 above.

9.5                               Advance Payments. Expenses incurred in defending a civil or criminal action or proceeding or claim or demand may be paid by the Company in advance of the final disposition of such action or proceeding, claim or demand, if authorized in the manner specified in Section 9.4 above, except that, in view of the obligation of repayment set forth in Section 9.6 below, there need be no finding or opinion that the required standard of conduct has been met.

9.6                               Repayment of Advance Payments. All expenses incurred in defending a civil or criminal action or proceeding, claim or demand, which are advanced by the Company under Section 9.5 above shall be repaid upon demand by the Company in case the person receiving such advance is ultimately found, under the procedures set forth in this Article Nine, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the Company exceed the indemnification to which he is entitled.

9.7                               Right to Indemnification. Notwithstanding the failure of the Company to provide indemnification in the manner set forth in Section 9.4 or 9.5 above, and despite any contrary resolution of the Board of Directors or of the shareholders in the specific case, if the member of the Committee has met the standard of conduct set forth in Section 9.1 above, the person made or threatened to be made a party to the action or proceeding or against whom the claim or demand has been made, shall have the legal right to indemnification from the Company as a matter of contract by virtue of this Plan, it being the intention that each such person shall have the right to enforce such right of indemnification against the Company in any court of competent jurisdiction.

ARTICLE TEN
MISCELLANEOUS

10.1                        No Right to Continued Employment. Nothing in the Plan shall be construed as giving any Employee the right to be retained in the employ of the Company or any right to any payment whatsoever, except to the extent of the severance benefits provided for by the Plan. The Company expressly reserves the right to dismiss any Employee at any time and for any reason without regard to the impact of the dismissal on the Employee’s rights under the Plan.

10.2                        Construction. The Plan shall be governed by and construed in accordance with the substantive laws but not the choice of law rules of the state of New York, except to the extent that such laws have been superseded by federal law.

10.3                        Expenses of the Plan. The expenses of establishment and administration of the Plan shall be paid by the Company.

10.4                        Section 409A. It is intended that the benefits under the Plan (including all amendments thereto) are either exempt from, or compliant with, the requirements of Section 409A, so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Employees. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent and the Company’s Policy Regarding Section 409A Compliance. Notwithstanding the terms of Article Four, to the extent that a distribution to an Employee is not exempt from Section 409A and is required to be delayed by six months pursuant to Section 409A, such distribution shall be made no earlier than the first day of the seventh month following the Employee’s Termination of Employment. The amount of such payment will equal the sum of the payments that would have been paid to the Employee during the six-month period immediately following the Employee’s Termination of Employment had the payment commenced as of such date. If the Employee is receiving installment payments, the remaining severance benefits shall be paid according to the installment schedule.

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